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                                                                      Exhibit 12

                          Marshall & Ilsley Corporation
               Computation of Ratio of Earnings to Fixed Charges
                                    ($000's)

                                                            Years Ended December 31,
                                         ---------------------------------------------------------------
                                             2000         1999        1998         1997         1996
                                         -----------  -----------  -----------  -----------  -----------
Earnings:
Earnings before income taxes and
  extraordinary items ...............    $  470,350   $  527,939   $  465,285   $  388,172   $  317,949
Fixed charges, excluding interest
  on deposits........................       321,812      222,172      206,546      175,609      126,261
                                         -----------  -----------  -----------  -----------  -----------
Earnings including fixed charges
  but excluding interest on
  deposits ..........................       792,162      750,111      671,831      563,781      444,210
Interest on deposits ................       772,016      585,864      564,540      460,418      392,473
                                         -----------  -----------  -----------  -----------  -----------
Earnings including fixed charges
  and interest on deposits ..........    $1,564,178   $1,335,975   $1,236,371   $1,024,199   $  836,683
                                         ===========  ===========  ===========  ===========  ===========
Fixed Charges:
Interest Expense:
    Short-term borrowings ...........    $  224,187   $  142,294   $  126,624   $  111,193   $   63,892
    Long-term borrowings ............        78,773       63,145       66,810       54,175       53,615
    One-third of rental expense for
    all operating leases (the amount
      deemed representative of the
      interest factor) ..............        18,852       16,733       13,112       10,241        8,754
                                         -----------  -----------  -----------  -----------  -----------
Fixed charges excluding interest
  on deposits .......................       321,812      222,172      206,546      175,609      126,261
Interest on deposits ................       772,016      585,864      564,540      460,418      392,473
                                         -----------   ----------  -----------  -----------  -----------
Fixed charges including interest
  on deposits .......................    $1,093,828   $  808,036   $  771,086   $  636,027   $  518,734
                                         ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits ......            2.46x        3.38x        3.25x        3.21x        3.52x
Including interest on deposits ......            1.43x        1.65x        1.60x        1.61x        1.61x
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